SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                          AMENDMENT NO. 2 TO FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940


      The undersigned investment company (formerly known as First Trust MLP Growth and Income Fund) hereby notifies the Securities and Exchange Commission that it is amending its notification of registration, for the purpose of reflecting a change in its name, under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such amendment to its notification of registration submits the following information:

NAME:     First Trust MLP and Energy Income Fund

ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE, ZIP CODE):

         120 East Liberty Drive, Suite 400, Wheaton, Illinois 60187

TELEPHONE NUMBER (INCLUDING AREA CODE):

         (630) 765-8000

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

         W. Scott Jardine, Esq.
         First Trust Portfolios L.P.
         120 East Liberty Drive, Suite 400
         Wheaton, Illinois 60187

Check appropriate box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes [X] No [ ]

                               _________________


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Pursuant to the requirements of the Investment Company Act of 1940, the
Registrant has caused this notification of registration to be duly signed on its behalf in the City of Wheaton and State of Illinois on the 23rd day of October, 2012.

                                       FIRST TRUST MLP AND ENERGY INCOME FUND
                                       (Name of Registrant)


                                       By: /s/ Mark R. Bradley
                                          ------------------------------
                                          Mark R. Bradley, President and
                                          Chief Executive Officer


Attest:  /s/ W. Scott Jardine
         --------------------------
         W. Scott Jardine
         Secretary